SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2010

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

001-33664	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri 63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OF BYLAWS; CHANGE IN FISCAL YEAR

Item 5.07 SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

As previously reported in a Current Report on a Form 8-K, on July 27, 2010, the Board of Directors of Charter Communications, Inc. (the “Company”), approved, subject to adoption by its stockholders, the amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation (as amended and restated, the “Amended Certificate of Incorporation”).  Also, the Company previously reported that on July 27, 2010, the Company’s stockholders adopted the Amended Certificate of Incorporation pursuant to a written consent in lieu of a meeting of stockholders, and that the Amended Certificate of Incorporation was filed with the Secretary of State of the State of Delaware.  On August 20, 2010, the Company filed a Certificate of Correction of the Amended Certificate of Incorporation, nullifying the Amended Certificate of Incorporation, as a result of an error in the tabulation of the shareholder votes on July 27, 2010.

Effective on August 20, 2010, the Company's stockholders approved the amendment and restatement of the Amended Certificate of Incorporation (the "New Certificate of Incorporation") pursuant to a written consent in lieu of a meeting of stockholders.  The New Certificate of Incorporation became effective as of August 20, 2010, upon the filing of the New Certificate of Incorporation with the Secretary of State of the State of Delaware.  Except for the date, the New Certificate of Incorporation is identical to the Amended Certificate of Incorporation previously filed with Delaware.

The New Certificate of Incorporation was approved by the consent of (a) 56,295,147 shares of record of the Company's Class A common stock being a majority of the Class A shares outstanding and (b) 2,241,299 shares of record of the Company's Class B common stock, being all of the Class B shares outstanding.  Since this was a majority of the shares outstanding, no other shares were asked to consent.

The prior Amended and Restated Certificate of Incorporation (the "Prior Certificate of Incorporation"), which had been in existence since November 30, 2009, provided that the Board of Directors of the Company could impose restrictions on the trading of the Company’s stock if (i) the Company experienced an "owner shift" as determined for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, of at least 25 percentage points and (ii) the equity value of the Company decreased by at least 35% (the "Trigger Price") from the equity value of the Company as determined and approved in connection with the joint plan of reorganization filed by the Company, Charter Investment, Inc. and certain of the Company’s direct and indirect subsidiaries (the "Plan Value").  These restrictions, which were adopted to seek to assist the preservation of the Company’s ability to use its net operating losses, or NOLs, may prohibit any person from acquiring stock of the Company if such person is a "5% shareholder" or would become a "5% shareholder" (as defined under Section 382) as a result of such acquisition.  The New Certificate of Incorporation contains these same trading restrictions, but amends the Trigger Price so that it is equal to $3.2 billion, which is approximately 80% of the Company's overall market equity capitalization on the date of the Company's emergence from bankruptcy.  The Company's Board of Directors determined that this amendment would permit the Company to more adequately protect its NOLs, principally because of the significant difference between (i) the Plan Value (which value was used to determine the Trigger Price under the Prior Certificate of Incorporation) and (ii) the Company’s overall market equity capitalization, or trading value, at the time of the Company's emergence from bankruptcy (which value has been used to determine the Trigger Price under the New Certificate of Incorporation).

The New Certificate of Incorporation also includes a provision that requires the Court of Chancery of the State of Delaware to be the sole and exclusive forum for certain intra-company disputes, including derivative actions brought on behalf of the Company; actions related to breach of fiduciary duties

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by any officer, director or shareholder; actions arising out of the Deleware General Corporation Law or the New Certificate of Incorporation or the Company's Bylaws; and actions asserting a claim governed by the internal affairs doctrine.

In addition, the New Certificate of Incorporation reflects certain clean-up changes, including the removal of the exhibit containing the terms of the Series A 15% Pay-in-Kind Preferred Stock (as previously disclosed, all outstanding shares of such preferred stock were redeemed by the Company on April 16, 2010, and have been retired by the Board of Directors), the removal of references to certain membership interests that have been exchanged and are no longer applicable to the Company’s New Certificate of Incorporation and the removal of the reference to the Lock-Up Agreement, dated as of December 30, 2009, by and between Paul G. Allen, Charter Investment, Inc. and the Company, which agreement terminated when the change of control provisions in the Charter Communications Operating, LLC credit facility were substantially modified on March 31, 2010.

The description above is qualified in its entirety by the New Certificate of Incorporation, a copy of which is attached as Exhibit 3.1 hereto and is hereby incorporated by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of Charter Communications, Inc.*

* filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                            CHARTER COMMUNICATIONS, INC.
                                                             Registrant

Dated: August 20, 2010

By:/s/ Kevin D. Howard Name: Kevin D. Howard Title: Senior Vice President - Finance, Interim Chief Financial Officer, Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of Charter Communications, Inc.*

* filed herewith